MOVIE STAR, INC.
                     NOTICE OF ANNUAL SHAREHOLDERS' MEETING

         The Annual Meeting of Shareholders of Movie Star, Inc. will be held on Monday, December 3, 2001, at 10:00 A.M. at Club 101 on the Main Floor at 101 Park Avenue, New York, New York, for the following purposes:

         1) To elect directors.

         2) To ratify the selection of Deloitte & Touche LLP as auditors.

         3) To transact such other business as may properly come before the meeting or any adjournments thereof.

         The Company's Board of Directors has fixed October 15, 2001 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting, and only shareholders of record at the close of business on that date will be entitled to vote at the Annual Meeting.



                                  By Authority of the Board of Directors
                                  Saul Pomerantz, Secretary
New York, New York
October 29, 2001

         All shareholders are cordially invited to attend the Annual Meeting in person. YOU ARE URGED TO PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. Your proxy will not be used if you are present at the Annual Meeting and desire to vote your shares personally.

                                MOVIE STAR, INC.
                                  1115 Broadway
                            New York, New York 10010


                                 PROXY STATEMENT

GENERAL INFORMATION

         This Proxy Statement and the accompanying form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors of Movie Star, Inc., a New York corporation (the "Company"), for use at the Annual Meeting of its Shareholders to be held at Club 101 on the Main Floor at 101 Park Avenue, New York, New York, on Monday, December 3, 2001, at 10:00 A.M. local time. The Annual Report to Shareholders for the fiscal year ended June 30, 2001, including financial statements and the report of the independent accountants, also accompanies this statement.

         This Proxy Statement, the accompanying Notice and the accompanying proxy card are first being mailed on or about October 29, 2001, to shareholders of record on October 15, 2001.

What matters am I voting on?

         You are being asked to vote on the following matters:

         o The election of Directors to serve for the ensuing one-year period and until their respective successors are elected and qualified;

         o        To ratify the selection of Deloitte & Touche LLP as auditors.

         o To transact such other business as may properly come before the meeting and any and all adjournments thereof.

Who is entitled to vote?

         Persons who were holders of our common stock as of the close of business on October 15, 2001, the record date, are entitled to vote at the meeting. As of October 15, 2001, we had issued and outstanding 15,084,975 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), the Company's only class of voting securities outstanding.

What is the effect of giving a proxy?

         Proxies in the form enclosed are solicited by and on behalf of the board. The persons named in the proxy have been designated as proxies by the board. If you sign and return the proxy in accordance with the procedures set forth in this proxy statement, the persons designated as proxies by the board will vote your shares at the meeting as specified in your proxy.

         If you sign and return your proxy in accordance with the procedures set forth in this proxy statement but you do not provide any instructions as to how your shares should be voted, your shares will be voted as follows:

         o        FOR the election of the nominees listed below under Proposal
                  1;

         o FOR the ratification of the selection of Deloitte & Touche LLP as auditors under Proposal 2.

         If you give your proxy, your shares also will be voted in the discretion of the proxies named on the proxy card with respect to any other matters properly brought before the meeting and any adjournments thereof. In the event that any other matters are properly presented at the meeting for action, the persons named in the proxy will vote the proxies in accordance with their best judgment.

May I change my vote after I return my proxy card?

         Any proxy given pursuant to this solicitation may be revoked by you at any time before it is exercised. You may effectively revoke your proxy by:

         o delivering written notification of your revocation to the Secretary of Movie Star;

         o        voting in person at the meeting; or

         o        delivering another proxy bearing a later date.

         Please note that your attendance at the meeting will not alone serve to revoke your proxy.

What is a quorum?

         The presence, in person or by proxy, of a majority of the votes entitled to be cast at the meeting will constitute a quorum at the meeting. A proxy submitted by a shareholder may indicate that all or a portion of the shares represented by the proxy are not being voted ("shareholder withholding") with respect to a particular matter. Proxies that are marked "abstain" and proxies relating to "street name" shares that are returned to the Company but marked by brokers as "not voted" ("broker non-votes") and proxies reflecting shares subject to shareholder withholding will be treated as shares present for purposes of determining the presence of a quorum on all matters unless authority to vote is completely withheld on the proxy. Abstentions are voted neither "for" nor "against" a matter, but are counted in the determination of a quorum.

What is a "broker non-vote"?

         A "broker non-vote" occurs when a broker submits a proxy that states that the broker does not vote for some of the proposals because the broker has not received instructions from the beneficial owners on how to vote on such proposals and does not have discretionary authority to vote in the absence of instructions.

How many votes are needed for approval of each matter?

         o The election of directors requires a plurality vote of the votes cast at the meeting. "Plurality" means that the individuals who receive the largest number of votes cast "FOR" are elected as directors. Consequently, any shares not voted

                  "FOR" a particular nominee (whether as a result of a direction of the shareholder to withhold authority, abstentions or a broker non-vote) will not be counted in such nominee's favor.

o The ratification of the selection of Deloitte & Touche LLP must be approved by the affirmative of a majority of the votes cast at the meeting. Abstentions from voting with respect to this proposal are counted as "votes cast" with respect to such proposal and, therefore, have the same effect as a vote against the proposal. Shares which are subject to shareholder withholding or broker non-vote are not counted as "votes cast" with respect to such proposal and therefore will have no effect on such vote.

How do I vote?

         You may vote your shares in one of two ways: by mail or in person at the meeting. The prompt return of the completed proxy card vote will assist Movie Star in preparing for the meeting. Date, sign and return the accompanying proxy in the envelope enclosed for that purpose (to which no postage need to be affixed if mailed in the United States). You can specify your choices by marking the appropriate boxes on the proxy card. If you attend the meeting, you may deliver your completed proxy card in person or fill out and return a ballot that will be supplied to you.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
                              AS OF AUGUST 31, 2001

         The following table sets forth certain information as of August 31, 2001 with respect to the stock ownership of (i) those persons or groups (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) who beneficially own more than 5% of the Company's Common Stock, (ii) each director of the Company and (iii) all directors and officers of the Company as a group.

       NAME OF                          AMOUNT AND NATURE                           PERCENT OF
     BENEFICIAL OWNER                 OF BENEFICIAL OWNERSHIP                        CLASS(1)
     ----------------                 -----------------------                       ----------
      Mark M. David                      3,095,428(2)(6)                             20.5199%
      1115 Broadway
      New York, NY 10010

      HSBC                                 638,690;Direct                             4.2339%
      as Trustee for
      the Movie Star, Inc.
      Employee Stock
      Ownership Plan
      452 Fifth Avenue
      New York, NY 10018

      Mrs. Abraham David                 1,582,159(3)(7)                             10.4883%
      3100 North Ocean Blvd.
      Ft. Lauderdale, FL 33308

      Melvyn Knigin                        568,468(4)                                 3.6586%
      1115 Broadway
      New York, NY 10010

      Saul Pomerantz                       549,867(5)                                 3.5377%
      1115 Broadway
      New York, NY 10010

      Thomas Rende                         260,300(12)                                1.7148%
      1115 Broadway
      New York, NY 10010

      Joel M. Simon                         74,166(10)                                0.4917%
      1115 Broadway
      New York, NY 10010

      Gary W. Krat                         253,333(11)                                1.6794%
      1115 Broadway
      New York, NY 10010

      Michael A. Salberg                    93,333(13)                                0.6187%
      600 Third Avenue
      New York, NY 10016

      Abraham David                         25,000;Direct(9)                          0.1657%
      3100 North Ocean Blvd.
      Ft. Lauderdale, FL 33308

      All directors and officers         6,477,054(2)(4)(5)(8)(10)(11)(12)(13)       40.2529%
       as a group (7 persons)

-----------------
(1) Based upon 15,084,975 shares (excluding 2,016,802 treasury shares) outstanding and options, where applicable, to purchase shares of Common Stock, exercisable within 60 days.

(2)      Includes 336,072 shares owned by his spouse.

(3) Includes 542,697 shares owned by Annie David as a trustee for the benefit of her daughters, Marcia Sussman and Elaine Greenberg and her grandchildren, Michael Sussman and David Greenberg.

(4) Includes options granted to Melvyn Knigin for 342,968 shares pursuant to the 1994 Plan, 50,000 pursuant to the 1988 Plan and 60,000 pursuant to the 2000 Plan exercisable within 60 days and 100,000 shares subject to the Affiliates Agreement (see Certain Transactions).

(5) Includes options granted to Saul Pomerantz for 338,957 shares and Shelley Pomerantz for 50,000 shares (his wife who also is employed by the Company) pursuant to the 1994 Plan, 30,000 pursuant to the 1988 Plan and 39,000 pursuant to the 2000 Plan exercisable within 60 days, 66,666 shares subject to the Affiliates Agreement (see Certain Transactions); and 244 shares owned by his spouse and 8,000 shares held jointly with his spouse.

(6) Does not include Mrs. Abraham David's shares for which he holds the proxy.

(7)      Mark M. David holds a proxy for these shares.

(8)      Includes the shares held by Mrs. Abraham David.

(9)      Abraham David is the husband of Annie David and the father of Mark M.
         David.

(10) Includes 26,666 shares subject to the Affiliates Agreement (see Certain Transactions).

(11) Includes 233,333 shares subject to the Affiliates Agreement (see Certain Transactions).

(12) Represents options granted to Thomas Rende for 74,000 shares, pursuant to the 1994 Plan, and 21,000 pursuant to the 2000 Plan exercisable within 60 days, 46,000 shares held jointly with his spouse, 3,300 shares owned by his spouse and 116,000 shares subject to the Affiliates Agreement (see Certain Transactions).

(13) Includes 93,333 shares owned by Mr. Salberg's wife, subject to the Affiliates Agreement (see Certain Transactions).

                                   PROPOSAL 1

Election of Directors

         The Board of Directors, pursuant to the Bylaws, has set the number of directors constituting the full Board at six directors. All six nominees have agreed to serve if elected. All directors hold office until the next Annual Meeting of Shareholders and until their successors have been elected and qualified. Assuming the presence of a quorum, the directors shall be elected by a plurality of the votes cast at the meeting with respect to the election of directors. "Plurality" means that the individuals who receive the largest number of votes cast "For" are elected as directors up to the maximum number of directors to be elected. Consequently, any shares not voted "For" a particular director (whether as a result of a direction to withhold authority or a broker non-vote) will not be counted for purposes of determining a plurality.

                       -----------------------------------

Information Concerning Nominees for Directors a) All nominees are the current directors.

     Director
      Since          Name                   Age       Position
     --------        ----                   ---       --------
     1981            Mark M. David          54        Chairman of the Board

     1997            Melvyn Knigin          58        President, Chief Executive
                                                      Officer and Director

     1983            Saul Pomerantz         52        Executive Vice President,
                                                      Chief Operating Officer,
                                                      Secretary and Director

     1996            Joel M. Simon          56        Director

     1996            Gary W. Krat           53        Director

     2001            Michael A. Salberg     49        Director

         Mark M. David was re-elected Chairman of the Board on November 28, 2000. Effective as of July 1, 1999, Mr. David retired as a full-time executive employee of the Company. Mr. David relinquished the position of Chief Executive Officer in February 1999, but remained as Chairman of the Board. He had been Chairman of the Board and Chief Executive Officer from December 1985 to August 1995 and from April 1996 until February 1999, President from April 1983 to December 1987 and Chief Operating Officer of the Company since the merger with Stardust Inc. in 1981 until December 1987. Prior to the merger, he was founder, Executive Vice President and Chief Operating Officer of Sanmark Industries Inc.

         Melvyn Knigin was re-elected Chief Executive Officer and to the Board of Directors on November 28, 2000. Mr. Knigin had been appointed Chief Executive Officer in February 1999. Mr. Knigin was appointed to fill a vacancy on the Board of Directors and promoted to Senior Vice President and Chief Operating Officer on February 5, 1997 and was promoted to President on September 4, 1997. Since joining the Company in 1987, he was the President of Cinema Etoile, the Company's upscale intimate apparel division. Prior to joining the Company, he had spent most of his career in the intimate apparel industry.

         Saul Pomerantz, CPA, was re-elected to the Board of Directors and Chief Operating Officer on November 28, 2000. Mr. Pomerantz had been appointed Chief Operating Officer in February 1999. Mr. Pomerantz was elected Senior Vice President on December 3, 1987 and was promoted to Executive Vice President on

September 4, 1997. Previously, he was Vice President-Finance since 1981. He was Chief Financial Officer from 1982 to February 1999 and has been Secretary of the Company since 1983.

         Gary W. Krat was re-elected to the Board of Directors on November 28, 2000. Mr. Krat is currently Chairman Emeritus of SunAmerica, Inc. From 1990 and until his retirement in 1999, Mr. Krat was Senior Vice President of SunAmerica Inc. and Chairman and Chief Executive Officer of SunAmerica Financial Network, Inc. and its six NASD broker dealer companies with nearly ten thousand registered representatives. From 1977 until 1990, Mr. Krat was a senior executive with Integrated Resources, Inc. Prior to joining Integrated Resources, Mr. Krat was a practicing attorney. He has a law degree from Fordham University and a Bachelor of Arts degree from the University of Pittsburgh.

         Joel M. Simon was re-elected to the Board of Directors on November 28, 2000. Mr. Simon is a principal of Crossroads, LLC, a financial consulting firm. Mr. Simon was the President and Chief Executive Officer of Starrett Corporation, a real estate construction, development and management company from March to December 1998. From 1996 to 1998, Mr. Simon was self-employed as a private investor.

         Michael A. Salberg was appointed to fill a vacancy on the Board of Directors on May 25, 2001. Mr. Salberg is a practicing attorney in New York and was admitted to the New York bar in 1977. Since 1989, he has been a partner in the New York law firm of Graubard Miller and its predecessors. The Graubard Miller firm and its predecessors have represented the Company as legal counsel for many years. Mr. Salberg received his Juris Doctor degree from New York Law School in 1976 and a Bachelor of Arts degree from the University of Cincinnati in 1973.

         The Board of Directors unanimously recommends that you mark your proxy "FOR" the election of all nominees to the Board.

Board of Directors Meetings and Committees

         The Board of Directors, pursuant to the Bylaws, has set the number of directors constituting the full Board of Directors at six directors. Six directors will be elected at the Annual Meeting, each to hold office for a term of one year or until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. During the fiscal year ended June 30, 2001, the Board of Directors met three times.

         The members of the Nominating Committee are Mark M. David, Saul Pomerantz and Gary W. Krat. This committee was formed in order to nominate officers and/or directors. The Nominating Committee met once during the fiscal year. Mark M. David, Saul Pomerantz and Gary W. Krat will serve on the Nominating Committee again, subject to their election as directors.

         Three non-employee directors, Messrs. Krat, Salberg and Simon, serve as the Audit Committee. It recommends to the Board the engagement and discharge of the independent auditors for the Company (subject to shareholder ratification), analyzes the reports of such auditors, and makes such recommendations to the Board with respect thereto as the committee may deem advisable. The Audit Committee, met four times relating to fiscal year 2001. Messrs. Krat, Salberg and Simon will serve on the Audit Committee again, subject to their election as directors.

         The members of the Compensation Committee are Mark M. David, Gary W. Krat and Joel M. Simon. This committee was formed in order to set compensation and benefit levels for the Company's officers and other highly paid employees and to decide which employees would be granted options. Prior to the appointment of Messrs. Krat and Simon as Directors, decisions on executive compensation were made by the entire Board of Directors. Mark M. David, Gary W. Krat and Joel M. Simon will serve on the Compensation Committee again, subject to their election as directors. The Compensation Committee met once during fiscal year 2001.

Board of Directors Compensation

         The Company currently pays its outside directors an annual fee of $15,000 and a fee of $1,500 per meeting for attendance at meetings of the Board and its Committees. Directors are also reimbursed for out-of-pocket expenses.

         There are no family relationships between the various executive officers and directors.

Consulting and Employment Agreements

         Effective as of July 1, 1999, Mr. David retired as a full-time executive employee of the Company. The Company and Mr. David have entered into a series of written agreements which provided for the payment to Mr. David of a lump sum retirement benefit of $500,000, the continuation of health insurance benefits and a split dollar life insurance policy on Mr. David's life and the retention of Mr. David's services as a consultant to the Company for a term of five years. Pursuant to the consulting agreement, Mr. David receives an annual fee of $200,000 and is prohibited from disclosing any confidential information of the Company and from engaging in any business which is competitive with the business of the Company.

         Also effective as of July 1, 1999, the Company entered into written employment agreements with each of Messrs. Knigin and Pomerantz. The agreements provided for an initial term of two years ending June 30, 2001. Mr. Knigin's annual base salary during the initial term was $400,000 and Mr. Pomerantz's annual base salary was $250,000. In addition, they were each entitled to bonuses under the Movie Star Senior Executive Incentive Compensation Plan (the "IC Plan"). Each of Messrs. Knigin and Pomerantz were granted incentive options pursuant to the 2000 Plan, which was approved by the shareholders at the Company's Annual Meeting on November 28, 2000. The agreements with Messrs. Knigin and Pomerantz provided that for a period of one year after termination of employment in certain circumstances, they are prohibited from competing with the Company without our prior written consent. The terms of the employment agreements for Messrs. Knigin and Pomerantz expired on June 30, 2001. Mr. Knigin's employment agreement was extended for an additional term of three years ending on June 30, 2004 at an annual base salary of $450,000.00 for fiscal year 2002, $475,000.00 for fiscal year 2003 and $500,000.00 for fiscal year 2004. Mr.
Pomerantz's employment agreement was not extended. Mr. Pomerantz will continue in his position as Executive Vice President and Chief Operating Officer on substantially the same terms as were set forth in the employment agreement that expired on June 30, 2001, except that there will be no term of years. Mr. Pomerantz's base salary for fiscal year 2002 is the same as it was for fiscal year 2001. In addition, Mr. Pomerantz and the Company entered into a written agreement providing for the payment of severance benefits to Mr. Pomerantz in the event his employment is terminated under certain circumstances.

         Mr. Rende does not have a written employment agreement with Movie Star. However, the Compensation Committee has determined that Mr. Rende is eligible to receive a bonus under the IC Plan.

Executive Officers

         The Company's executive officers are Melvyn Knigin, President and Chief Executive Officer, Saul Pomerantz, Executive Vice President, Secretary and Chief Operating Officer and Thomas Rende, Chief Financial Officer. Effective as of June 30, 1999, Mark M. David is no longer an executive officer of the Company. Except for the Company's Chief Financial Officer, Thomas Rende, information concerning each executive officer's age and length of service with the Company can be found herein under the section entitled "ELECTION OF DIRECTORS." Mr. Rende is forty years old and was appointed Chief Financial Officer in February 1999. Since joining Movie Star in 1989, Mr. Rende has held various positions within the finance department.

Report of the Compensation Committee on Executive Compensation

         Joel M. Simon, Gary W. Krat and Mark M. David were appointed by the Board of Directors, and each of them agreed to serve, as members of the Compensation Committee (the "Committee").

         Following the realignment of senior management which resulted from the retirement of Mark M. David at the end of fiscal year 1999, the Company entered into comprehensive written employment agreements with Melvyn Knigin, who assumed the additional position of Chief Executive Officer, and Saul Pomerantz, who assumed the additional duties of Chief Operating Officer. In addition, Thomas Rende was promoted to the position of Chief Financial Officer. The terms of the employment agreements for Messrs. Knigin and Pomerantz expired on June 30, 2001. Mr. Knigin's employment agreement was extended for an additional term of three years ending on June 30, 2004. Mr. Pomerantz's employment agreement was not extended. Mr. Pomerantz will continue in his position as Executive Vice President and Chief Operating Officer on substantially the same terms as were set forth in the employment agreement that expired on June 30, 2001, except that there will be no term of years. In addition, Mr. Pomerantz and the Company entered into a written agreement providing for the payment of severance benefits to Mr. Pomerantz in the event his employment is terminated under certain circumstances.

Compensation Policies

         In determining the appropriate levels of executive compensation for fiscal year 2001, the Committee based its decisions on (1) the success of the Company's restructuring of its manufacturing operations, (2) the Company's improved financial condition, (3) the need to retain experienced individuals with proven leadership and managerial skills, (4) the executives' motivation to enhance the Company's performance for the benefit of its shareholders and customers, and (5) the executives' contributions to the accomplishment of the Company's annual and long-term business objectives.

         Salaries generally are determined based on the Committee's evaluation of the value of each executive's contribution to the Company, the results of recent past fiscal years in light of prevailing business conditions, the Company's goals for the ensuing fiscal year and, to a lesser extent, prevailing levels at companies considered to be comparable to and competitors of the Company.

         In addition to base salary compensation, the Committee has also, from time to time, recommended that stock options be granted to the executive officers of the Company in order to reward the officers' commitment to maximizing shareholder return and long-term results.

Base Salary Compensation

         Based on recommendations from the Company's Chairman of the Board, the collective business experience of the other Committee members and negotiations with Messrs. Knigin and Pomerantz, the Committee established the base salaries for each of Messrs. Knigin and Pomerantz. Mr. Knigin's base salary is set forth in the written extension of his employment agreement and is fixed at $450,000.00 for fiscal year 2002, $475,000.00 for fiscal year 2003 and $500,000.00 for fiscal year 2004. Mr. Pomerantz's base salary for fiscal year 2002 is the same as it was for fiscal year 2001. The Committee does not utilize outside consultants to obtain comparative salary information, but believes that the salaries paid by the Company are competitive, by industry standards, with those paid by companies with similar sales volume to the Company. The Committee places considerably more weight on each executive's contribution to the Company's development and maintenance of its sources of supply, manufacturing capabilities, marketing strategies and customer relationships than on the compensation policies of the Company's competitors; however, the Committee does not establish or rely on target levels of performance in any of these areas to arrive at its recommendations.

         The current senior executives of the Company have been associated with the Company in senior management positions for periods ranging from twelve to more than twenty-two years. They have been primarily responsible for the formulation and implementation of the Company's recent financial and operational restructuring and provide the Company with a broad range of management skills which are considered by the Committee to be an essential source of stability and a base for the Company's future growth.

Stock Option Grants

         In 1983, the Company adopted an Incentive Stock Option Plan (the "ISOP") to provide a vehicle to supplement the base salary compensation paid to key employees. All of the Company's senior executives were eligible to receive grants under the ISOP. Options under the ISOP are granted at fair market value at the date of grant. In the past, the Committee has recommended and the Board of Directors granted options under the ISOP to each of the senior executives, except Mr. David. The options granted under the ISOP were exercisable at a rate of 11% per year for the first eight years of service after grant and 12% for the ninth year after grant. No options have been granted to the Company's senior executives under the ISOP since 1986 and no further options may be granted under the ISOP. The 1983 ISOP has expired.

         On July 15, 1994, the Committee adopted a new Incentive Stock Option Plan (the "1994 ISOP") to replace the expired 1983 ISOP. The 1994 ISOP authorized the grant of options to purchase up to 2,000,000 shares of the Company's common stock. Options for all of the shares of the Company's common stock under the 1994 ISOP have been granted. As a result of forfeitures by participants, there are presently 160,000 shares available to be granted. All of the Company's management and administrative employees are eligible to receive grants under the 1994 ISOP. Subject to shareholder approval, options under the 1994 ISOP were granted to each of the Company's senior executives (except Mark
M. David) on July 15, 1994 at fair market value at that date. As a condition to the grant of options to the Company's senior executives, the Committee required each of the recipients to surrender for cancellation any interest in options granted prior to July 15, 1994. The 1994 ISOP was approved by the Company's shareholders at the Company's Annual Meeting on December 8, 1994.

         On February 21, 2000, the Committee adopted a new Performance Equity Plan (including a new Incentive Stock Option Plan) (the "2000 Plan"). The 2000 Plan authorizes the Company to grant qualified and non-qualified options to participants for the purchase of up to an additional 750,000 shares of the Company's common stock and to grant other stock-based awards to eligible employees of the Company. The 2000 Plan was approved by the Company's shareholders at the Annual Meeting on November 28, 2000.

         In addition to the ISOP, in 1988, the Committee recommended and the Board of Directors adopted a non-qualified Management Option Plan (the "1988 Non-qualified Plan") to provide an additional continuing form of long-term incentive to selected officers of the Company. The 1988 Non-qualified Plan was approved by the Company's shareholders at the Company's Annual Meeting on December 13, 1988. Generally, options under the 1988 Non-qualified Plan are issued with a 10-year exercise period in order to encourage the executive officers to take a long-term approach to the formulation and accomplishment of the Company's goals. In 1988, the Committee recommended and the Board of Directors approved the grant of options under the non-qualified option plan to all of the Company's then executive officers.

         In January 1997, the independent directors serving on the Committee recommended that the Company grant new options under the 1994 ISOP to Saul Pomerantz and Melvyn Knigin at a price equal to the market price for the Company's shares on the date of the grant. The grant of new options to Messrs. Pomerantz and Knigin was also subject to the condition that they surrender for cancellation any interest in options granted to them prior to January 29, 1997.

         In November 1998, the independent directors serving on the Committee recommended that the Company grant new options to Messrs. Knigin and Pomerantz under the 1994 ISOP and the 1988 Non-qualified Plan and to Mr. Rende under the 1994 ISOP.

         In February 2000, the Committee recommended that the Company grant additional options to Messrs. Knigin and Pomerantz in conjunction with their respective employment agreements and to Mr. Rende in connection with his promotion to Chief Financial Officer.

         Pursuant to the extension of Mr. Knigin's employment agreement, he was granted an additional option to purchase an aggregate of 300,000 shares of the Company's Common Stock. These additional options are to be issued in allotments of 100,000 each on July 1, 2001, July 1, 2002 and July 1, 2003 at a price per share equal to the closing market price of the Company's shares on the American Stock Exchange on the trading day preceding the issuance. The additional options granted to Mr. Knigin are intended to be qualified options under the 1994 ISOP or the 2000 Plan and the Company has agreed that if there are not sufficient shares available under the 2000 Plan, the Company will seek the approval of its shareholders for an amendment of the 2000 Plan providing for an appropriate increase in the number of shares available under the 2000 Plan in order to meet the contractual obligation to Mr. Knigin.

Incentive Compensation

         In September 1998, the Compensation Committee adopted an incentive compensation plan for senior executives, other than Mr. David (the "1998 Incentive Plan"). Under the 1998 Incentive Plan, the Compensation Committee had the discretion to award bonus compensation to senior executives in an amount not to exceed five (5%) percent of any increases in net income before taxes over the base amount of $1,200,000 (the "Bonus Pool"). Based on the collective efforts of Messrs. Knigin and Pomerantz, the Compensation Committee determined to award bonuses to them under the 1998 Incentive Plan for fiscal year 1999. Mr. Knigin was eligible to receive incentive compensation equal to three (3%) percent and Mr. Pomerantz was eligible to receive two (2%) of net income before taxes in excess of $1,200,000.

         In fiscal 2000, the Committee amended the 1998 Incentive Plan to increase the Bonus Pool from 5% to 6.75%. Pursuant to their respective employment agreements, Mr. Knigin was eligible to receive incentive compensation equal to three (3%) percent and Mr. Pomerantz was eligible to receive two (2%) percent of net income before taxes in excess of $1,200,000 for fiscal year 2000. In addition, the Committee determined that Mr. Rende was eligible to participate in the Bonus Pool and awarded him incentive compensation equal to 0.25% of net income before taxes in excess of $1,200,000 for fiscal year 2000. In fiscal year 2001, Messrs. Knigin, Pomerantz and Rende were eligible to receive incentive compensation in the same percentages as the prior fiscal year.

Compensation of the Chief Executive Officer

         For fiscal year 2001, the annual base salary paid to the Company's Chief Executive Officer, Melvyn Knigin, pursuant to his employment agreement was $400,000. Mr. Knigin's employment agreement provides for an annual base salary of $450,000 in fiscal year 2002.

Compensation Committee Interlocks and Insider Participation

         There are no Compensation Committee interlocks or insider participation.

                           Mark M. David
                           Gary W. Krat
                           Joel M. Simon

                                Summary Compensation Table

                                                          LONG-TERM COMPENSATION
                                                          ----------------------
                                             ANNUAL                    RESTRICTED
NAME AND PRINCIPAL            FISCAL      COMPENSATION     STOCK        OPTIONS        ALL OTHER
     POSITION                  YEAR        SALARY ($)     AWARDS($)    (# SHARES)     COMPENSATION
-------------------------     -----       -----------     ---------    ----------      ------------
Mark M. David                 2001                -          -               -                -
Chairman of the Board         2000                -          -               -                -
                              1999          340,355          -               -             508,145(1)

Melvyn Knigin                 2001          402.340          -           800,000(2)         53,354
President and Chief           2000          405,127          -           800,000(2)         52,194
Executive Officer of          1999          405,406          -           600,000(2)         67,495
the Company; Director

Saul Pomerantz                2001          250,000          -           630,000(3)         29,384
Executive Vice President      2000          252,254          -           630,000(3)         38,005
and Chief Operating           1999          228,342          -           500,000(3)         44,996
Officer of the
Company; Director

Thomas Rende                  2001          167,860          -           175,000(4)          3,283
Chief Financial Officer       2000          148,843          -           175,000(4)          3,772
                              1999          126,300          -           105,000(4)              -


         (1) Represents annual premiums of $8,145 paid by the Company for a split dollar form of life insurance policy on the life of Mark
                  M. David and an accrual for the retirement payment made to Mr. David in connection with his retirement as a full-time employee of the Company.

         (2) Represents options to purchase shares of Common Stock under the 1994 Incentive Stock Option Plan (the "1994 Plan") of which 350,000 shares were granted on January 29, 1997 and 125,000 were granted on November 4, 1998 and 125,000 shares granted on November 4, 1998 under the Company's Non-Qualified Stock Option Plan (the "1988 Plan"). Fiscal Year 2000 also includes 200,000 shares granted on February 22, 2000 pursuant to the 2000 Incentive Stock Option Plan (the "2000 Plan").

         (3) Represents options to purchase shares of Common Stock under the 1994 Incentive Stock Option Plan (the "1994 Plan") of which 350,000 shares were granted on January 29, 1997 and 75,000 were granted on November 4, 1998 and 75,000 shares granted on November 4, 1998 under the Company's Non-Qualified Stock Option Plan (the "1988 Plan"). Fiscal Year 2000 also includes 130,000 shares granted on February 22, 2000 pursuant to the 2000 Incentive Stock Option Plan (the "2000 Plan").

         (4) Represents options to purchase shares of Common Stock under the 1994 Incentive Stock Option Plan (the "1994 Plan") of which 20,000 shares were granted on July 15, 1994, 50,000 were granted on January 29, 1997 and 35,000 were granted on November 4, 1998. Fiscal Year 2000 also includes 70,000 shares granted on February 22, 2000 pursuant to the 2000 Incentive Stock Option Plan (the "2000 Plan").

                           AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                  AND FISCAL YEAR-END OPTION/SAR VALUES

                    Number of Shares   Dollar                                            Value of Unexercised,
                      Acquired on      Value           Number of Unexercised          In-the-Money Options/SARs
      Name             Exercise       Realized    Optins/SARs at Fiscal Year-End(#)   at Fiscal Year-End ($)(3)
      ----             --------       --------    --------------------------------    ------------------------
                                                  Exercisable       Unexercisable    Exercisable   Unexercisable

MELVYN KNIGIN             -              -        452,968(1)          347,032(1)          -              -

SAUL POMERANTZ            -              -        407,957(1)          222,043(1)          -              -

THOMAS RENDE              -              -        95,000(2)            80,000(2)          -              -

         (1) Consists of options to purchase shares pursuant to the Company's 1988 Non-Qualified Plan, the 1994 ISOP, and the 2000 Plan.

         (2) Consists of options granted pursuant to the 1994 ISOP and the 2000 Plan..

         (3) The value attributed to unexercised options/SARs at fiscal year-end is based on the market value at June 30, 2001 less the cost to exercise the Options/SARs.

                          STOCK PRICE PERFORMANCE GRAPH

         The Stock Price Performance Graph below compares cumulative total return of the Company, the S&P 500 Index and a selected peer group index selected by the Company.* The graph plots the growth in value of an initial $100 investment over the indicated time periods, with dividends reinvested. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                ----------------------------------------------------------
                         Comparison of Cumulative Total Return
                ----------------------------------------------------------

             06/30/96   06/30/97   06/30/98   06/30/99    06/30/00    06/30/01
             --------   --------   --------   --------    --------    --------
MSI            0.00%    -38.46%    -15.38%    107.69%     -15.38%     -38.46%

S&P            0.00%     31.99%     69.07%    104.69%     116.90%      82.57%

Peer Group     0.00%    -13.59%    -18.22%    -30.19%     -44.18%     -50.34%


-----------------------------

         * The peer group index is selected by the Company and is comprised of the Company and the following companies, as adjusted from relative market capitalization: Nitches, Inc., Wacoal Corporation, Warnaco Group, Inc. and Donnkenny, Inc.

Employee Stock Ownership Plan

         The Company adopted an Employee Stock Ownership and Capital Accumulation Plan ("ESOP") as of July 1, 1983. The ESOP is intended to comply with the provisions of the Employee Retirement Income Security Act of 1974, as amended, the Tax Equity and Fiscal Responsibility Act of 1982, the Deficit Reduction Act of 1984 and the Retirement Equity Act of 1984. A favorable determination letter was initially issued by the Internal Revenue Service with regard to the ESOP in February 1985. From time to time, the ESOP is amended as required to comply with amendments to the applicable statutes. Contributions to the ESOP by the Company are discretionary. The allocation of the contribution made in any year to eligible employees is based on their earnings. All employees over the age of 18 years who have been employed by the Company for one year are eligible to participate in the ESOP. All participants in the ESOP at June 30, 1996 are fully vested. Employees hired on and after July 1, 1996 vest in the ESOP as follows:

                    Service with Company after June 30, 1996

         up to five years.... 0%

         five years.......... 100%


For the fiscal year ended June 30, 2001, the Company did not make a contribution.

         As of August 31, 2001, the ESOP owns 638,690 shares or 4.2339% of the outstanding shares of the Company's Common Stock. Withdrawal of vested balances by participants can take place upon death, disability or early or normal retirement. Vested benefits will be paid to participants who have terminated their employment for reasons other than death, disability or early or normal retirement as quickly as possible after the third June 30 following departure.

Stock Options

2000 Performance Equity Plan

         On February 21, 2000, the Board of Directors adopted the 2000 Performance Equity Plan authorizing the grant of up to 750,000 options, subject to shareholder approval. As of June 30, 2001, options to purchase 540,000 shares have been granted under the plan, of which 138,000 are vested.

1994 Incentive Stock Option Plan

         In 1994, the Company adopted an Incentive Stock Option Plan (the "1994 ISOP"). The 1994 ISOP was approved by the shareholders of the Company on December 8, 1994. The purpose of the 1994 ISOP is to enable the Company to attract and retain key employees by providing them with an opportunity to participate in the Company's ownership. Awards under the 1994 ISOP are made by the Compensation Committee. The 1994 ISOP is intended to comply with Section 422A of the Internal Revenue Code of 1986, as amended. All options are granted at market value as determined by reference to the price of shares of the Common Stock on the American Stock Exchange.

         As of June 30, 2001, there were options outstanding to purchase 1,820,000 shares, exercisable at prices ranging from $.625 to $1.125 over the period June 30, 2001 to December 20, 2009, of which 1,357,925 are vested. An aggregate of twenty-five persons hold options under the 1994 ISOP.

1988 Non-Qualified  Stock Option Plan

         On December 13, 1988, the Company's shareholders approved a non-qualified stock option plan of up to 1,666,666 shares. As of June 30, 2001, two persons hold options to purchase an aggregate of 200,000 shares, at an exercise price of $.625 per share. These options vest over a period of five years commencing November 4, 1999 and the vested portion may be exercised at any time until November 3, 2008.

Certain Transactions

         In December 1997, certain affiliates of the Company including Messrs. Knigin, Pomerantz, Krat, Simon and Rende (collectively, the "Affiliates"), purchased from unrelated third parties 8% Convertible Senior Notes of the Company in the aggregate face amount of $278,500 (the "Notes"). The Affiliates entered into a written Agreement with the Company dated December 7, 1997 (the "Affiliates Agreement") pursuant to which they agreed to (i) certain restrictions on the circumstances under which the Notes and the shares of Common Stock underlying the Notes could be sold or transferred, and (ii) granted the Company the right to purchase the shares of Common Stock underlying the Notes at a price equal to ninety (90%) of the market price at the time any of the Affiliates is permitted under the Affiliates Agreement to sell the shares of Common Stock in the open market and wishes to do so. As required by the Affiliates Agreement, all of the Affiliates converted the Notes into shares of Common Stock on March 31, 1999. On January 2, 2001, these restrictions expired.

Compliance With Section 16(a) of the Exchange Act

         Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who beneficially own more than ten percent of our Common Stock to file initial reports of ownership and reports of changes of in ownership of Common Stock with the Securities and Exchange Commission ("SEC") and the American Stock Exchange. Executive officers, directors and greater-than-ten percent shareholders are required by SEC regulations to furnish us with copies of all such reports they file. To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required during the year ended June 30, 2001, all filings under Section 16(a) were made as required.

Audit Committee Report

         The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and reporting process. The Company's independent auditors are responsible for expressing an opinion on the conformity of the Company's audited financial statements to accounting principles generally accepted in the United States of America.

         In this context, the Audit Committee has reviewed and discussed with management and the independent auditors the Company's audited financial statements. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees." In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and discussed with them their independence from the Company and its management.

         In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended June 30,2001, for filing with the Securities and Exchange Commission.

                                         Audit Committee
                                         Joel S. Simon
                                         Gary W. Krat
                                         Michael A. Salberg



                                   PROPOSAL 2


Ratification of Selection of Deloitte & Touche LLP as Auditors

         The Board of Directors has selected Deloitte & Touche LLP to audit the books and records of the Company for its fiscal year ending June 30, 2002. The Company has been advised by Deloitte & Touche LLP, that the firm has no relationship with the Company or its subsidiary other than that arising from the firm's engagement as auditors, tax advisors and consultants.

         In the event the shareholders fail to ratify the appointment, the Board of Directors will consider it as direction to select other auditors for the subsequent year. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board feels that such a change would be in the best interest of the Company and its shareholders. The ratification requires a majority vote of those shares of Common Stock represented at the meeting. Consequently, any shares not voted "For" ratification (whether as a result of a direction to withhold authority or a broker non-vote) will not be counted for purposes of determining a majority.

         The appointment of Deloitte & Touche LLP continues a relationship that began prior to 1980. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting, during which they will be afforded the opportunity to make a statement if they so desire, and shareholders will be afforded the opportunity to ask appropriate questions.

         Audit Fees: Audit fees billed to the Company by Deloitte & Touche LLP for auditing the Company's annual financial statements for the fiscal year ended June 30, 2001 and reviewing the financial statements included in the Company's quarterly reports on Form 10-Q amounted to $92,500.

         Financial Information Systems Design and Implementation Fees: No services were performed by, or fees incurred to, Deloitte & Touche LLP in connection with the financial information services design and implementation projects for the fiscal year ended June 30, 2001.

         All Other Fees: All other fees, including employee benefit related services, billed by Deloitte & Touche LLP with respect to the fiscal year ended June 30, 2001 amounted to approximately $57,500.

              -----------------------------------------------------

           THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU MARK YOUR PROXY "FOR" RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP TO AUDIT THE BOOKS AND RECORDS OF THE COMPANY
                    FOR THE FISCAL YEAR ENDING JUNE 30, 2002



              -----------------------------------------------------

                                 OTHER BUSINESS

         The Board of Directors does not intend to present any other business for action at the Annual Meeting and does not know of any other business intended to be presented by others.


                             SHAREHOLDERS' PROPOSALS

         Proposals of shareholders for consideration at the 2002 Annual Meeting of Shareholders must be received by the Company no later than September 1, 2002, in order to be included in the Company's Proxy Statement and proxy relating to the meeting.

                     ANNUAL REPORT AND FINANCIAL INFORMATION

         A copy of the Company's Annual Report to Shareholders for the year ended June 30, 2001 has been or will be mailed on or about October 29, 2001, concurrently with or prior to the mailing of this Proxy Statement, by first class mail, to each shareholder of record as of October 15, 2001.

         A copy of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2001, filed by the Company with the Securities and Exchange Commission, will be furnished without charge to any person requesting a copy thereof in writing and stating that he is a beneficial Holder of shares of the Company's Common Stock. The Company will also furnish copies of exhibits, if any, to the Form 10-K to eligible persons requesting exhibits, at a charge of $0.50 per page, paid in advance. The Company will indicate the number of pages to be charged for upon written inquiry. Requests and inquiries should be addressed to:

                            Saul Pomerantz, Secretary
                                Movie Star, Inc.
                                  1115 Broadway
                            New York, New York 10010

         Nothing contained in the Annual Report to Shareholders or in the Form 10-K is to be regarded as proxy soliciting material or as a communication by means of which a solicitation of proxies is to be made.


                                   By Order of the Board of Directors
                                   Saul Pomerantz, Secretary


October 29, 2001

                            MOVIE STAR, INC., - PROXY
                       SOLICITED BY THE BOARD OF DIRECTORS
       FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON DECEMBER 3, 2001


P The undersigned hereby appoints MARK M. DAVID, and SAUL POMERANTZ, and each of them, with full power of substitution, to represent the undersigned and
R to vote all of the shares of stock in Movie Star, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders of
O said Company to be held at Club 101 on the Main Floor, 101 Park Avenue, New York, New York, on December 3, 2001 at 10:00 A.M., and at any adjournments
X    thereof;

Y IF NO DIRECTIONS ARE GIVEN, THE INDIVIDUALS DESIGNATED ABOVE WILL VOTE FOR ALL PROPOSALS IN ACCORDANCE WITH THE DIRECTORS' RECOMMENDATIONS.



1. Election of Directors

   FOR all nominees listed below except      WITHHOLD AUTHORITY to vote
   as marked to the contrary below  |_|      for all nominees listed below  |_|

               Mark M. David     Melvyn Knigin     Saul Pomerantz

               Gary W. Krat      Joel M. Simon     Michael A. Salberg


     (INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through such nominee's name.)

                   ------------------------------------------

2.  Ratification of selection of Deloitte & Touch LLP as auditors

    FOR |_|                  AGAINST |_|                ABSTAIN  |_|


3. To transact such other business as may properly come before the meeting or adjournment thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


                                               Date __________________, 2001


                                              ----------------------------------
                                                          SIGNATURE(S)

                                              ----------------------------------
                                                    SIGNATURE IF HELD JOINTLY


Note: Please sign exactly as your name appears hereon indicating your official title when signing in a representative capacity.